EXHIBIT 99.1

Press Release	Contact:	Tim Harkness Molecular Devices Corporation (408) 747-3533

MOLECULAR DEVICES REPORTS REVENUES AND EARNINGS
FOR FIRST QUARTER OF 2003

Sunnyvale, Calif., April 24, 2003 – Molecular Devices Corporation (Nasdaq: MDCC) today announced its revenues and earnings for the quarter ended March 31, 2003.

Revenues and earnings per share for the quarter were within management’s previously stated guidance and met consensus analyst expectations. Revenues for the first quarter of 2003 were a record $24.7 million, or an increase of 20% compared to the same period last year. Fully diluted earnings per share were flat compared to the same period last year at $0.05 for the quarter.

“We are pleased that we were able to meet our financial and strategic objectives during the quarter, even in this difficult economic environment.” stated Joseph D. Keegan, Ph.D., Molecular Devices’ President and Chief Executive Officer. “A number of our product lines posted good growth during the quarter; however, we continued to see weakness in capital spending by our pharmaceutical and biotechnology customers. While we continue to believe in the long term growth prospects in drug discovery and life science research, we will remain cautious in the near term given the persisting economic uncertainty and negative capital spending environment.”

The Company also updated guidance for 2003. The Company now expects revenues of $110 to $120 million and fully diluted earnings per share of $0.45-$0.55 for the full year 2003. In addition, the Company provided guidance for the second quarter of 2003. The Company anticipates revenues of $27 to $29 million and fully diluted EPS of $0.10 to $0.12 for the second quarter of 2003.

Conference Call Information

An earnings announcement conference call is scheduled for Friday, April 25, 2003 at 8:00 a.m. PDT (11:00 a.m. EDT). Interested parties can participate in the call by dialing 800-406-5356 (domestic) or 913-981-5572 (international). A taped replay of this call will be available through May 1, 2003. Replay dial-in numbers are 888-203-1112 (domestic) and 719-457-0820 (international) and the access code for the replay is 534874.

Investors can also access a live web-cast of the call through a link posted on the investor page on Molecular Devices’ website (www.moleculardevices.com). A replay of the web cast will remain at this location through May 1, 2003.

About Molecular Devices Corporation

Molecular Devices Corporation is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. The Company’s systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics, proteomics and combinatorial chemistry by facilitating the high-throughput and cost-effective identification and evaluation of drug candidates. The Company’s solutions are based on its advanced core technologies that integrate its expertise in engineering, molecular and cell biology and chemistry.

Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

This press release contains “forward-looking” statements, including statements related to future revenues and earnings. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements

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MOLECULAR DEVICES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002

	(unaudited)
TOTAL REVENUES	$24,700	$20,625
TOTAL COST OF REVENUES	9,631	8,050

GROSS PROFIT	15,069	12,575

OPERATING EXPENSES:
Research and development	4,659	4,121
Selling, general and administrative	9,640	7,584

Total operating expenses	14,299	11,705

INCOME FROM OPERATIONS	770	870
Other income, net	306	296

INCOME BEFORE TAXES	1,076	1,166
Income tax provision	(323)	(443)

NET INCOME	$753	$723

BASIC NET INCOME PER SHARE	$0.05	$0.05

DILUTED NET INCOME PER SHARE	$0.05	$0.05

SHARES USED IN COMPUTING BASIC NET INCOME PER SHARE	15,343	15,432

SHARES USED IN COMPUTING DILUTED NET INCOME PER SHARE	15,402	15,576

MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,090	$43,733
Short-term investments	9,218	10,050
Accounts receivable, net	23,224	26,443
Inventories	17,113	17,722
Deferred tax assets	4,943	5,230
Other current assets	2,155	1,770

Total current assets	102,743	104,948
Equipment and leasehold improvements, net	10,803	10,943
Other assets	46,523	47,010

	$160,069	$162,901

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,414	$2,863
Accrued liabilities	11,671	17,234

Total current liabilities	14,085	20,097
Stockholders’ equity	145,984	142,804

	$160,069	$162,901